Innovative Leader in Customer Satisfaction

Looking Ahead...2003 Projected Benchmarks Increase Sales 21.4% to $5.39 billion Increase Operating Profit 32.7% to $166.8 million Increase Earnings Per Share 17-20% to $1.75-$1.80

2003 Broadline Complete Integrations of Quality, Middendorf, and TPC Roll-out new brands (Heritage Ovens, Bay Winds, Magellan, Sonero, Guest House, Roaster's Exchange, Empire's Treasure)

2003 Broadline Roll-out of PFG Multi-unit Sales Group New Marketing group- Buonamici International Roll-out single item code

Broadline: Overview PFG-AFI Foodservice PFG-Hale PFG-Milton's PFG-Powell PFG-Caro Foods PFG-Temple PFG-Lester PFG-Virginia Foodservice Group PFG-NorthCenter PFG-Carroll County Foods PFG-Springfield Quality PFG Extensive Distribution Network TPC Middendorf Meat PFG-Victoria PFG-Florida Empire Seafood

2003 Customized Add $410 million in new Customized sales Construct new fold-out facility in upper Midwest Expand warehouse size in Elkton, MD

Customized: Overview Nationwide Coverage Dallas Gainesville Elkton, MD Bakersfield Nashville Headquarters Westampton, NJ Fort Mill

2003 Fresh Cut: Complete Real!Fresh!Fruit! test New and convenient products, i.e. lettuce blends (Spring Mix Salads and Baby Spinach)

Fresh Cut: Overview Nationwide Operations Dallas Chicago Greencastle Salinas Kansas City Atlanta

To provide the best in customer satisfaction To hire the best associates To grow our associates, our products, our services, and our customers' business To respect and value our associates To conduct our business with honesty and integrity To succeed To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!! To have fun!!

We're Driven to be the Best! We're Driven to be the Best! We're Driven to be the Best! We're Driven to be the Best! We're Driven to be the Best!

Thank you!